EXHIBIT (a)(8)

PLAN INVESTMENT FUND, INC.

WRITTEN INSTRUMENT AMENDING THE ARTICLES OF INCORPORATION

September 15, 2017

The undersigned, being a majority of the Trustees of Plan Investment Fund, Inc. (the “Fund”), a Maryland corporation organized pursuant to a Articles of Organization dated March 29, 1989 (the “Articles”) do hereby amend the Articles as follows:

WHEREAS, Article VII of the Articles provides that at any time there are no outstanding interest of any particular series previously established and designated, the Trustees may abolish that series and the establishment and designation thereof;

WHEREAS, the Board of Trustees approved the redemption of all the outstanding interests of the Ultrashort Duration Government Portfolio and Ultrashort Duration Bond Portfolio (the “Portfolios”) at its August 9, 2017 meeting;

WHEREAS, as of the close of business on September 15, 2017, no interests of the Portfolios are outstanding; and

WHEREAS, the Board of Trustees wishes to abolish the Portfolios and the establishment and designation thereof, as provided in the Articles.

This instrument shall constitute an amendment to the Articles, in accordance with Article VII, to abolish the Portfolios and the establishment and designation thereof.  This amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ W. Dennis Cronin	/s/ Michael J. Mizeur
W. Dennis Cronin	Michael J. Mizeur

/s/ John F. Giblin	/s/ Michael A. Murray
John F. Giblin	Michael A. Murray

/s/ Robert J. Kolodgy	/s/ Vincent P. Price
Robert J. Kolodgy	Vincent P. Price

/s/ Jeffery T. Leber	/s/ Cynthia M. Vice
Jeffery T. Leber	Cynthia M. Vice

/s/ Carl R. McDonald
Carl R. McDonald